                                                                EXHIBIT 2.1

                          ASSET PURCHASE AGREEMENT

                                   BETWEEN

                  KROGEL FREIGHT SYSTEMS OF GEORGIA, INC.,

                   KROGEL FREIGHT SYSTEMS OF TAMPA, INC.,

                          KROGEL AIR FREIGHT, INC.

                                     AND

                                  PTG, INC.


         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the date last written below, by and between KROGEL FREIGHT SYSTEMS OF GEORGIA, INC. ("KFSG"), a Georgia corporation, KROGEL FREIGHT SYSTEMS OF TAMPA, INC. ("KFST"), a Florida corporation, and KROGEL AIR FREIGHT, INC. ("KAF"), a Florida corporation (referred to hereinafter collectively as the "Sellers"), and PTG, INC., ("Buyer") a Georgia corporation.

         WHEREAS, Sellers desire to sell and Buyer desires to purchase certain of the assets of Sellers, including, but not limited to, certain assets associated with KFSG's business division operating under the name Rapid Transit Delivery Service ("Rapid");

         NOW, THEREFORE, in consideration of the mutual representations, warranties, terms, conditions and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. TRANSFER OF RIGHTS IN CERTAIN INTANGIBLES AND PERSONAL PROPERTY. On the terms and subject to the conditions of this Agreement, Sellers hereby transfer to Buyer the following assets and rights of the
Sellers:

                 (a) a list of names and addresses of all customers of Rapid (the "Customer List");

                 (b) Sellers' rights, to the extent transferable, to use the Rapid name and variations and derivations thereof;

                 (c) Sellers' rights, to the extent transferable, in any and all telephone numbers used by Sellers;

                 (d) all accounts receivable attributable to Rapid in the amount of $77,742.83, a list of which is set forth in Exhibit A attached hereto;

                 (e) all licenses, permits, registrations and/or authorities, issued and/or required by any local, state, federal or other government and/or governmental agency or unit, related and/or necessary to the operation of the business of Rapid;

                 (f)      pre-paid expenses in the amount of $38.46;

                 (g)      deposits in the amount of $50.00;

                 (h) an account receivable in the amount of $14,000.00 due from Timely Transportation, Inc.;

                 (i) certain equipment of Rapid valued at $13,581.20, a list of which is attached hereto as Exhibit B;

                 (j) all information possessed by KFSG that is determined by Buyer to be reasonably necessary for Buyer to commence operation of delivery services substantially similar to those offered by Rapid, using the Rapid name and servicing Rapid's current customers.

                 (k) additional fixed assets of KFSG, valued at $31,191.00., a list of which is attached hereto as Exhibit C;

                 (l) certain physical assets of KFST, valued at $75,166.00, a list of which is attached hereto as Exhibit D;

                 (m) certain fixed assets of KAF, valued at $9,332.00, a list of which is attached hereto as Exhibit E; and

         2. CONSIDERATION GIVEN BY BUYER. In consideration for Sellers' execution of this Agreement and performance of Sellers' obligations set forth herein upon execution and delivery of this Agreement:

                 (a) Buyer hereby assumes certain accounts payable of Sellers in the amount of $27,630.11, which the parties agree are those accounts payable associated with Rapid, a complete list of such accounts payable and the specific amounts assumed by Buyer are attached hereto as Exhibit F; and

                 (b) the parties acknowledging that the assets transferred hereunder are subject to certain blanket security interests in the assets of Sellers held by SunTrust Bank, Buyer agrees to pay SunTrust Bank for the benefit of Sellers, amounts equal to five percent (5%) of the gross sales of Rapid each month hereafter, payable on the fifteenth (15th) of each month for the preceding month, for a period of five (5) years. In the event that the debt to SunTrust is retired prior to the expiration of such arrangement, the remaining payments shall be paid to KFAG.

         3. OPEN ACCOUNTS RECEIVABLE AND PAYABLE. Any "open receivables," i.e., receivables generated by services performed by Rapid prior to the date of this Agreement and not yet billed, shall be included in the receivables purchased by Buyer and accounts payable for goods and services attributable to Rapid, but for which bills have not yet been received, shall be assumed by Buyer.

         4.      NON-COMPETITION.  Sellers agree that, for a period of three
(3) years from and after the date hereof, Sellers will not, directly or indirectly, engage in or operate, own, manage, control, join or participate in the ownership, management, operation or control of, or be connected in any way with any business that performed courier or delivery service of any kind within the State of Georgia.

         Sellers agree to terminate the employment of all Sellers' current employees involved in operation of Rapid. Sellers shall not rehire any such terminated employees for a period of two (2) years from the date of this Agreement, unless the prior written consent of Buyer is obtained.

         5. REASONABLE EFFORTS. Sellers and Buyer will execute all additional documents and take all further actions reasonably necessary to effectuate the transfers and assignments contemplated above, and all other terms of this Agreement. In addition, upon reasonable request by Buyer, and in consideration of the terms contemplated in this Agreement, Sellers shall transfer, assign or sublease any lease or contractual arrangement with third parties relating to Rapid to Buyer in exchange for Buyer's assumption of Sellers' obligations accruing under such lease or contract following the date of such assignment, transfer or sublease.

         6. WARRANTIES AND REPRESENTATIONS. Except as specifically and explicitly set forth in this Agreement, Sellers make no warranties or representations, express, implied or statutory as to any of the rights or assets transferred, including without limitation any implied warranties of merchantability or fitness for any particular purpose or as to the value of such assets. Sellers' liability to Buyer for breach of contract or otherwise shall be limited to the amount of the Purchase Price. Sellers shall have no liability or obligation to any third party pursuant to this Agreement. To the maximum extent allowed by applicable law, Sellers shall not be liable to Buyers or third parties, pursuant to this Agreement or as a result of the performance of this

Agreement, for acts of negligence, lost profits or business, or indirect, consequential or punitive damages.

         Sellers warrant that all assets and rights, whether tangible and intangible, being transferred pursuant to this Agreement will be free and clear of any and all liens, claims and encumbrances, except as otherwise set forth in this Agreement.

         Sellers represent that there are no lawsuits pending or threatened that the Sellers have reason to believe would affect Sellers' right to transfer any of the assets or property rights being transferred pursuant to this Agreement.

         Sellers represent that Sellers have no reason to believe that Rapid's customers plan to materially decrease their business with Rapid, but Sellers do not warrant that Buyer will be able to retain Sellers' customers in the future.

         7. RELATIONSHIP OF THE PARTIES. The relationship of the parties shall be limited to that of independent Sellers and Buyer. The parties are not engaged in and do not intend to engage in a joint venture, partnership or similar relationship among any of the parties, and nothing contained herein or any action taken pursuant hereto is to be construed as bringing about such a relationship between any of the parties. Each party will take all actions reasonably necessary to ensure that the other parties to this Agreement do not become subject to liabilities or obligations as a result of the other party's use of the "Rapid" name or any derivations of that name, and shall hold each other harmless from such liabilities and obligations.

         8. NOTICES. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or when mailed via First Class Mail, postage prepaid, and addressed as follows:

         If to Sellers:     Krogel Air Freight Systems of Georgia, Inc.
                            Suite 1020
                            300 Galleria Parkway, N.W.
                            Atlanta, GA  30339

         If to Buyer:       PTG, Inc.
                            5025 Derrick Jones Road
                            Suite 120
                            Atlanta, Georgia  30349

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings. This Agreement may be amended or modified only in a writing signed by all parties hereto.

         10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         11. WAIVER. Any of the terms and conditions of this Agreement may be waived at any time and from time to time in writing by the party entitled to the benefit thereof without affecting any other terms and conditions of this Agreement. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         12. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13. BENEFIT. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assignees of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof.

         14. SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objective. If the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then, each provision not so affected shall be enforced to the extent permitted by law.

         IN WITNESS WHEREOF, Buyer and Sellers have caused this Agreement to be duly executed and delivered on the day and year last written below.


BUYER:                                      SELLERS:
PTG, INC.                                   KROGEL FREIGHT
                                            SYSTEMS OF GEORGIA, INC.


By:   /s/  Dennis A. Bakal                  By: /s/ Peter C. Roth
   -------------------------------             ---------------------------------
        Dennis A. Bakal                             Peter C. Roth
        President                                   Chief Financial Officer

Date:     12/31/96                          Date:     12/31/96
     -----------------------------               -------------------------------

                                        KROGEL FREIGHT SYSTEMS OF
                                        TAMPA, INC.


                                        By: /s/ Peter C. Roth
                                           -------------------------------------
                                                Peter C. Roth
                                                Chief Financial Officer


                                        Date:     12/31/96
                                             -----------------------------------

                                        KROGEL AIR FREIGHT, INC.


                                        By: /s/ Peter C. Roth
                                           -------------------------------------
                                                Peter C. Roth
                                                Chief Financial Officer


                                        Date:     12/31/96
                                             -----------------------------------